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EXHIBIT 99.1

                             AGREEMENT TO TERMINATE
                INVESTOR RELATIONS SERVICE AGREEMENT AND RELEASE

         THIS AGREEMENT, dated this 14th day of February, 2008, by and between VOYAGER PETROLEUM, INC. ("Voyager"), a Nevada corporation, and PROMINENCE MEDIA CORPORATION ("Prominence"), a Colorado corporation (both collectively referred to hereafter as the "Parties"), who hereby agree as follows.

                                    RECITALS

         WHEREAS, the Parties did enter into that certain Investor Relations Service Agreement (the "Agreement") effective May 15, 2007; and

         WHEREAS, the Parties wish to terminate the Agreement pursuant to the terms and conditions contained herein, including but not limited to the Parties providing respective mutual releases of the other.

         NOW, THEREFORE, in exchange for good and valuable consideration, the receipt of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

         1. Termination of Agreement. Pursuant to Paragraph 7.1 of the Agreement, upon execution hereof by the Parties hereto, the Parties acknowledge and agree to terminate the Agreement effective as of the close of business on February 15, 2008.

         2. Return of Voyager Securities by Prominence. Upon execution hereof, Prominence agrees to assign back to Voyager the following:

         a) 1,000,000 "restricted" shares of Voyager's common stock, and,

         b) 1,000,000 Common Stock Purchase Warrants, each Warrant exercisable to purchase one share of Voyager's Common Stock at an exercise price of $.15 per share.

         3. Counterparts Facsimile Execution. For purposes of this agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of this agreement or any amendment or other document executed in compliance with this Section.


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         4. Actions Necessary to Complete Transaction. Each party hereby agrees to execute and deliver all such other documents or instruments and to take any action as may be reasonably required in order to effectuate the transactions contemplated by this agreement.

         5. Waiver. Any waiver by either party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of either party to enforce such provision constitute a waiver of such provision or any other provision, nor shall such action be deemed a waiver or release of any other party for any claims arising out of or connected with this Agreement.

         6. Releases. Voyager agrees that it is forever barred from making any claims against the balance of the shares issued under the Agreement to Prominence, its assigns and successors.

          7. Effective Date. The effective date of the termination of the Agreement shall be the close of business on February 15, 2008 regardless of when this agreement is executed.

             IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

VOYAGER PETROLEUM, INC.


/s/ Sebastien C. DuFort
--------------------------------
Sebastien C. DuFort
President

PROMINENCE MEDIA COPRORATION


/s/ Jelena Popovic
--------------------------------
Jelena Popovic
President